Exhibit 23

Independent Auditors’ Consent

The Board of Directors

Jos. A. Bank Clothiers, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (File Nos. 333-103962, 333-85426, 333-57492 and 333-20363) of Jos. A. Bank Clothiers, Inc. of our report dated March 14, 2003, with respect to the consolidated balance sheet of Jos. A. Bank Clothiers, Inc. as of February 1, 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, which report appears in the February 1, 2003, annual report on Form 10-K of Jos. A. Bank Clothiers, Inc.

/s/ KPMG LLP

Baltimore, Maryland

April     , 2003